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                                   EXHIBIT 21

                           MARKWEST HYDROCARBON, INC.
                              LIST OF SUBSIDIARIES


NAME OF SUBSIDIARY                           TYPE OF ENTITY                          RELATION
------------------                           --------------                          --------
MarkWest Michigan, Inc.                      Colorado Corporation                    Wholly-owned subsidiary

West Shore Processing Company, LLC           Michigan Limited Liability Company      Wholly-owned subsidiary

Basin Pipeline, LLC                          Michigan Limited Liability Company      Wholly-owned subsidiary

MarkWest Resources, Inc.                     Colorado Corporation                    Wholly-owned subsidiary

Matrex, LLC                                  Michigan Limited Liability Company      Wholly-owned subsidiary
